                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant  [X]

Filed by a Party other than the Registrant [X]

Check the appropriate box: [X]

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            AUREAL SEMICONDUCTOR INC.

                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     5) Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
     3) Filing Party:

        ------------------------------------------------------------------------
     4) Date Filed:

        ------------------------------------------------------------------------

                           AUREAL SEMICONDUCTOR INC.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON WEDNESDAY, MAY 19, 1999

     Notice is hereby given that the annual meeting of stockholders of Aureal Semiconductor Inc. will be held on Wednesday, May 19, 1999 at 12:30 p.m., at our headquarters at 4245 Technology Drive, Fremont, California, for the following purposes:

     1. To elect one class I director to hold office for a three-year term and until his respective successor is elected and qualified or until his earlier resignation or removal.

     2. To consider and vote upon a proposal to amend the Restated Certificate of Incorporation to change our name from Aureal Semiconductor Inc. to Aureal Inc.

     3. To consider and vote upon a proposal to amend the Restated Certificate of Incorporation to effect a one-for-fifteen reverse stock split.

     4. To consider and vote upon a proposal to amend the 1995 Stock Option Plan to increase (a) the maximum number of shares that may be issued under the plan by 3,333,333 shares and (b) the employee grant limit from 80,000 shares to 500,000 shares, assuming Proposal 3 is approved.

     5. To ratify the appointment of Arthur Andersen LLP as our independent accountants for the 1999 fiscal year.

     6. To consider and transact such other business, if any, as may properly come before the meeting or any adjournments or postponements thereof.

     Only stockholders of record at the close of business on March   , 1999 will
be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting in person, please complete, date, sign and return the enclosed proxy card as soon as possible in the enclosed envelope. Your vote is important.

                                          By order of the board of directors

                                          Brendan O'Flaherty
                                          Secretary

Fremont, California
April   , 1999

                           AUREAL SEMICONDUCTOR INC.
                             4245 TECHNOLOGY DRIVE
                           FREMONT, CALIFORNIA 94538
                                 (510) 252-4245
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     This proxy statement is furnished in connection with the solicitation by the board of directors of Aureal Semiconductor Inc., a Delaware corporation, of proxies in the accompanying form, relating to the annual meeting of stockholders to be held on Wednesday, May 19, 1999 at 12:30 p.m., at 4245 Technology Drive, Fremont, California, or any adjournments or postponements thereof. The proxy statement and the enclosed proxy are being mailed to stockholders on or about
April   , 1999.

GENERAL INFORMATION

ANNUAL REPORT

     An annual report on Form 10-K for the 1998 fiscal year ended January 3, 1999 is enclosed with this proxy statement.

RECORD DATE AND SHARES OUTSTANDING

     Only stockholders of record at the close of business on March   , 1999 are
entitled to vote at the annual meeting. On that date, there were outstanding and
entitled to vote           shares of common stock. In addition,           shares
of series B preferred stock were outstanding. Each share of our series B preferred stock is convertible into 4,000 shares of common stock at the option of the holder and is entitled to vote on an "as converted" basis. Holders of
          shares of series A preferred stock and           shares of series C
preferred stock are not entitled to vote. As of March   , 1999, the
shares of series B preferred stock were entitled to           votes on an "as
converted" basis. Thus, a total of           shares of common stock and "as
converted" common stock are eligible to vote at the annual meeting.

VOTING AND SOLICITATION

     Stockholders may vote in person or by proxy. Each share of common stock, including the "as converted" common share calculation of series B preferred stock, is entitled to one vote on each proposal that comes before the stockholders at the annual meeting. Our bylaws provide that a majority of all of the shares of stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be counted in determining whether a quorum is present at the annual meeting.

     If the enclosed proxy is properly executed and returned, the shares of common stock represented by it will be voted at the meeting in accordance with the stockholder's instructions. If no instructions are given with respect to any matter, the proxy will be voted in favor of such matter.

     Our directors, officers and other authorized employees may make solicitation of proxies by personal interview, telephone or other means of communication. No additional compensation will be paid for any such services. Costs of solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any other information furnished to the stockholders, will be borne by Aureal. We will, upon request, reimburse the reasonable charges and expenses of brokerage houses or other nominees or fiduciaries for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose account they hold shares of common stock.

REVOCABILITY OF PROXIES

     Any stockholder giving a proxy for the meeting in the accompanying form may revoke it at any time prior to it being voted by either:

     - filing with the Secretary of Aureal at our principal executive office, 4245 Technology Drive, Fremont, California 94538, an instrument of revocation or a duly executed proxy bearing a later date, or

     - attending the annual meeting and voting in person.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 22, 1999 by:

     - each person who is known by us to own beneficially 5% or more of the outstanding shares of common stock,

     - each director and director-nominee of Aureal,

     - the Chief Executive Officer and the other executive officers of Aureal as of January 3, 1999 whose salary and bonus for the year ended January 3, 1999 exceeded $100,000; and

     - all of our directors and executive officers as a group.

     Except as otherwise indicated, the address of each beneficial owner is c/o Aureal Semiconductor Inc., 4245 Technology Drive, Fremont, California 94538. The table is based upon information supplied by officers, directors and principal stockholders. Except as otherwise indicated, we believe that the persons or entities named in the table have sole voting and investment power with respect to all shares of common stock and preferred stock shown as beneficially owned by them, subject to community property laws where applicable.

     Unless otherwise noted, the share amounts set forth in this table and elsewhere in this proxy statement have not been adjusted to reflect the one-for-fifteen reverse stock split proposed in proposal 3.

                                                                                   VOTING SHARES
                                                                                   (INCLUDING "AS
                                                         SHARES BENEFICIALLY    CONVERTED" SERIES B
                                                                OWNED             PREFERRED STOCK)
                                                         --------------------   --------------------
         NAME AND ADDRESS OF BENEFICIAL OWNERS             NUMBER     PERCENT     NUMBER     PERCENT
         -------------------------------------           ----------   -------   ----------   -------
Oaktree Capital Management, LLC(1).....................  42,626,980    61.4%    59,404,148    68.9%
  333 South Grand Street, 28th Floor
  Los Angeles, CA 90071
D. Richard Masson(2)...................................  42,626,980    61.4%    59,404,148    68.9%
The TWC Group, Inc. and its affiliates(3)..............  19,608,363    28.7%    33,988,793    39.9%
  11100 Santa Monica Blvd., Suite 2000
  Los Angeles, CA 90025
Thomas K. Smith(4).....................................  19,608,363    28.7%    33,988,793    39.9%
Appaloosa Management L.P...............................   5,560,074     8.5%     5,560,074     6.8%
  26 Main Street
  Chatham, New Jersey 07928
Kenneth A. Kokinakis(5)................................   1,625,000     2.4%     1,625,000     1.9%
Richard E. Christopher(6)..............................      40,625       *         40,625       *
L. William Krause(7)...................................     151,875       *        151,875       *
David J. Domeier(8)....................................     497,500       *        497,500       *
Scott H. Foster(9).....................................   1,948,372     2.9%     1,948,372     2.3%
Michael L. Hunter(10)..................................     500,000       *        500,000       *
Sanjay Iyer(11)........................................     602,500       *        602,500       *
Brendan R. O'Flaherty(12)..............................     510,000       *        510,000       *
All directors and executive officers as a group (10
  persons)(13).........................................  48,502,852    64.8%    65,280,020    71.2%

---------------
  *  Less than 1%.

 (1) Oaktree acts as an investment manager for certain entities and in that capacity, may be deemed to beneficially own securities held by those entities. In addition, Oaktree provides sub-advisory services to certain entities affiliated with The Trust Company of the West ("TCW"), and in that capacity may be deemed to beneficially own securities held by those TCW entities. As a result, Oaktree may be deemed to own 38,601,980 shares of common stock. In addition, pursuant to warrants issued in August 1997, Oaktree holds rights to acquire 4,025,000 shares of common stock. Oaktree also beneficially owns 41,785 shares of series B preferred stock and 100 shares of series C preferred stock. Series B preferred stock have voting rights on an "as converted" basis. As of March 22, 1999, the 41,785 shares of series B preferred stock were convertible, at the option of the holder, into 16,777,168 shares of common stock and the 100 shares of series C preferred stock were convertible, at the option of the holder, into 2,553,202 shares of common stock. The series C preferred stock has no voting rights.

 (2) To the extent that Mr. Masson, as an authorized representative of Oaktree, participates in the process to vote or dispose of any Oaktree controlled shares, he may be deemed to be the beneficial owner of those shares. Mr. Masson disclaims beneficial ownership of those shares.

 (3) The TCW Group, Inc. may be deemed to beneficially own 16,658,363 shares of common stock as well as warrants to purchase 2,950,000 additional shares of common stock. Also under the same beneficial ownership are 35,816 shares of series B preferred stock which as of March 22, 1999 were convertible into 14,380,430 shares of common stock. All of these securities are held by limited partnerships, trusts and third party separate accounts for which the TCW Group, Inc. acts as general partner, trustee and investment advisor, respectively. The TCW Group, Inc. expressly disclaims beneficial ownership of these securities.

 (4) To the extent Mr. Smith, as either a Senior Vice President or authorized representative of TCW or TCW Asset Management Company, participates in the process to vote or dispose of the shares described in note (3) above, Mr. Smith may be deemed to be the beneficial owner of those shares. Mr. Smith disclaims beneficial ownership of those shares.

 (5) Includes 1,600,000 shares subject to exercise of outstanding stock options exercisable within 60 days of March 22, 1999. Of those shares, 654,167 are not vested and subject to repurchase by Aureal.

 (6) Includes 20,625 shares subject to exercise of outstanding stock options exercisable within 60 days of March 22, 1999.

 (7) Includes 151,875 shares subject to exercise of outstanding stock options exercisable within 60 days of March 22, 1999.

 (8) Includes 472,500 shares subject to exercise of outstanding stock options exercisable within 60 days of March 22, 1999. Of those shares, 178,303 are not vested and subject to repurchase by Aureal.

 (9) Includes 1,522,944 shares subject to exercise of outstanding stock options exercisable within 60 days of March 22, 1999. Of those shares, 193,542 are not vested and subject to repurchase by Aural.

(10) Includes 500,000 shares subject to exercise of outstanding stock options exercisable within 60 days of March 22, 1999. Of those shares, 197,559 are not vested and subject to repurchase by Aureal.

(11) Includes 602,500 shares subject to exercise of outstanding stock options exercisable within 60 days of March 22, 1999. Of those shares, 233,988 are not vested and subject to repurchase by Aureal.

(12) Includes 502,500 shares subject to exercise of outstanding stock options exercisable within 60 days of March 22, 1999. Of those shares, 200,060 are not vested and subject to repurchase by Aureal.

(13) Includes 9,427,944 shares subject to exercise of outstanding stock options and warrants exercisable within 60 days of March 22, 1999. Of those shares, 1,657,619 are not vested and subject to repurchase by Aureal. Includes 42,626,980 shares that may be deemed beneficially owned by Mr. Masson, and 19,608,363 shares, which may be deemed beneficially owned by Mr. Smith. In addition, 41,785 shares of series B preferred stock, convertible into 16,777,168 shares of common stock with "as converted" voting rights, and 100 shares of series C preferred stock, convertible into 2,553,202 shares of common stock, are held by the parties indicated.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     We have a classified board of directors currently consisting of one class I director, two class II directors and two class III directors, who will serve until the annual meetings of stockholders to be held in 1999, 2000 and 2001 respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire on the annual meeting dates.

     The nominee for election at the 1999 annual meeting to class I of the board of directors is Kenneth A. Kokinakis. If elected, Mr. Kokinakis will serve as a director until the annual meeting in 2002 and until his successor is elected and qualified or until his earlier resignation or removal. If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, although management knows of no reason to anticipate that this will occur, the proxies may be voted for such substitute nominee as management may designate.

     If a quorum is present and voting, the nominee for director receiving the highest number of votes will be elected as a director.

INFORMATION CONCERNING THE BOARD OF DIRECTORS OF AUREAL

     The name of and certain other information regarding the current directors and nominee for director are set forth in the following table.

              NAME                    AGE      POSITION WITH AUREAL     DIRECTOR SINCE
              ----                    ---      --------------------     --------------
CLASS I DIRECTOR WHOSE TERM EXPIRES AT THE 1999 ANNUAL MEETING OF STOCKHOLDERS:
Kenneth A. Kokinakis............      45    President, Chief Executive  February 1996
                                            Officer and Director
CLASS II DIRECTORS WHOSE TERMS EXPIRE AT THE 2000 ANNUAL MEETING OF STOCKHOLDERS:
D. Richard Masson...............      40    Director                    December 1994
Richard E. Christopher..........      51    Director                    November 1996
CLASS III DIRECTORS WHOSE TERMS EXPIRE AT THE 2001 ANNUAL MEETING OF STOCKHOLDERS:
L. William Krause...............      56    Director                    April 1995
Thomas K. Smith, Jr.............      34    Director                    December 1994

     Mr. Kokinakis was appointed President and Chief Executive Officer of Aureal effective January 15, 1996 and a director effective February 7, 1996. Prior to joining Aureal, Mr. Kokinakis served as the Managing Director and Chief Executive Officer of Memec (Asia-Pacific), an electronic component distributor, from January 1991 to January 1996. Prior to 1991, Mr. Kokinakis held various executive sales and marketing positions at Xilinx, Inc. and Microchip Technology Inc.

     Mr. Masson has served as a director of Aureal since December 30, 1994. Mr. Masson has been a principal of Oaktree since May 1995. Prior to the founding of Oaktree, he was a partner of TCW Special Credits since 1991 and served as a Managing Director and in various other capacities for Trust Company of the West and TCW Asset Management Company ("TAMCO"), wholly-owned subsidiaries of The TCW Group, Inc., since 1988. TCW Special Credits serves as a general partner, trustee and investment advisor to certain limited partnerships, trusts, and accounts invested in the securities and debt obligations of financially distressed companies. Oaktree provides investment sub-advisory services to TAMCO on certain funds and accounts managed by TAMCO. TAMCO is the managing general partner of TCW Special Credits. Mr. Masson also serves as a director of Winship Properties.

     Mr. Christopher has served as a director of Aureal since November 1996. Mr. Christopher is Executive Vice President, Chief Operating Officer, and a director of Triscend Co., a manufacturer of configurable micro controllers. From July 1992 through October 1998, Mr. Christopher was the Vice President of Worldwide Sales for Chips and Technologies Inc., a supplier of advanced graphic controllers and accelerators for notebook computers. Intel Corporation acquired Chips and Technologies Inc. in February 1998. Prior to joining Chips and Technologies Inc., Mr. Christopher spent twelve years at Fujitsu Microelectronics where he became Senior Vice President and General Manager.

     Mr. Krause has served as a director of Aureal since April 1995. Since November 1998, Mr. Krause has been President of LWK Ventures, a private investment company. Mr. Krause was President, Chief Executive Officer and a director of Storm Technology Inc., a provider of computer peripherals and software for digital imaging, from October 1991 until November 1998 when it filed for protection under federal bankruptcy laws. Prior to that, Mr. Krause spent ten years at 3Com Corporation, a manufacturer of networking systems, where he served as President and Chief Executive Officer until he retired in September 1990. Mr. Krause continued as Chairman of the Board for 3Com Corporation until 1993. Mr. Krause currently serves as a director of Sybase, Inc. and Infoseek Corporation.

     Mr. Smith has served as a director of Aureal since December 1994. Mr. Smith is a Senior Vice President of Trust Company of the West, a wholly owned subsidiary of The TCW Group, Inc., which he joined in 1991 as an investment analyst for TCW Special Credits. TCW Special Credits serves as general partner, trustee and investment advisor to certain limited partnerships, trusts, and accounts invested in the securities and debt obligations of financially distressed companies. TAMCO is the managing general partner of TCW Special Credits.

BOARD COMPENSATION

     Pursuant to our 1996 Outside Directors Stock Option Plan, Mr. Christopher and Mr. Krause receive automatic annual stock option grants to purchase 5,000 shares of Aureal common stock. In addition, pursuant to this plan, when Mr. Christopher was appointed as a director in November 1996, he received an initial stock option grant to purchase 30,000 shares of Aureal common stock. Each of the grants is priced at market price on the date of grant and vests 25% on the one year anniversary of the grant, with additional vesting at the rate of 2.08% per month thereafter for the remaining term so that the option is fully vested four years from the date of grant. Prior to adoption of the 1996 Outside Directors Stock Option Plan, as compensation for service on the board, Aureal granted to Mr. Krause, in April 1995 upon his appointment to the board, an option to purchase 100,000 shares of the Aureal common stock. In addition, Aureal granted an additional option to purchase 50,000 shares of the Aureal common stock to Mr. Krause in September 1995. Both options were granted at market price on the date of grant and vested 25% upon grant and an additional 25% at the end of each six-month period thereafter.

     As cash compensation for services on the board, Messrs. Krause and Christopher receive $500 for each board meeting attended. The other directors do not receive any compensation for their services as members of the board. All non-management directors are reimbursed for their reasonable expenses incurred in attending meetings of the board and committees of the board.

     Messrs. Masson and Smith have declined to participate in our stock option plans or receive payment for their attendance at board meetings in connection with their employment with Oaktree and TCW, respectively, both of which are deemed beneficial owners of significant portions of our common stock.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The board held six meetings and acted five times by written consent during 1998. Except for Mr. Krause, each incumbent director attended at least 75% of the aggregate meetings of the board of directors and of the committees, if any, on which he served in 1998 that were held while he was a director or a member of such committee.

     Standing committees of the board include an audit committee and a compensation committee.

     The current members of the audit committee are Messrs. Krause and Christopher. The audit committee recommends engagement of Aureal's independent accountants, reviews the scope of the audit and any non-audit services provided by our independent accountants, and reviews with management and the independent auditors as deemed necessary, the financial statements, the results of the annual audit and internal accounting and control matters. The audit committee held two meetings during 1998.

     The compensation committee determines the compensation for our senior management and administers our stock option plans for officers, directors, employees and consultants. The current members of the compensation committee are Messrs. Masson and Smith. The compensation committee held three meetings and acted eight times by written consent, for the purpose of approving stock option grants, during 1998. For more information regarding executive compensation, see "Report of the compensation committee on executive compensation."

     During 1997, the board of directors established a special committee of disinterested directors with authority to review and approve all documents prepared in connection with equity transactions involving any parties related to members of the board of directors. This special committee, consisting of Messrs. Christopher and Krause, met twice during 1998 to review and approve the June 1998 issuance of series B preferred stock as payment of the outstanding balance of Aureal's line of credit with TCW.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

EXECUTIVE COMPENSATION

     The following table sets forth the 1998, 1997 and 1996 total compensation of Aureal's Chief Executive Officer and each of the other executive officers as of January 3, 1999. Unless otherwise noted, bonuses were paid early in the following year for services in the year indicated.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                                     ------------------------------
                                           ANNUAL COMPENSATION        SECURITIES
                                        --------------------------    UNDERLYING       ALL OTHER
     NAME AND PRINCIPAL POSITION        YEAR    SALARY     BONUS       OPTIONS      COMPENSATION(1)
     ---------------------------        ----   --------   --------   ------------   ---------------
Kenneth A. Kokinakis(2)...............  1998   $307,704   $ 50,000      250,000        $  5,600
  President and Chief                   1997   $200,000   $100,000      350,000        $  4,750
  Executive Officer                     1996   $184,615   $100,000    1,000,000        $ 47,240(3)
David J. Domeier......................  1998   $190,192   $ 25,000      100,000        $  5,000
  Vice President, Finance and           1997   $175,000                 110,000        $  4,750
  Chief Financial Officer               1996   $174,327                  87,500        $  4,750
Scott H. Foster(4)....................  1998   $191,154   $ 12,500      100,000        $  5,000
  Chief Technical Officer               1997   $180,000                  70,000        $104,750(5)
                                        1996   $ 97,789                 200,000        $ 54,750(5)
Michael Hunter(6).....................  1998   $175,000   $ 40,000       97,500        $  5,000
  Vice President, Sales                 1997   $140,000   $ 30,000      140,000        $  4,750
                                        1996   $138,600   $ 22,500      137,500        $  4,750
Sanjay Iyer...........................  1998   $188,269   $ 25,000      100,000        $  5,300
  Vice President, General Manager       1997   $165,000                 180,000        $  4,750
  -- Technology Division                1996   $156,519                 147,500        $  4,750
Brendan R. O'Flaherty.................  1998   $188,269   $ 25,000      100,000        $  5,000
  Vice President, General Counsel       1997   $165,000                 140,000        $  4,750
  and General Manager -- Systems        1996   $164,365                 112,500        $  4,750
  Division

---------------
(1) Represents primarily Aureal's contribution to the employee's 401(k) plan account as a partial match to the employee's contributions for the year noted. The maximum matching contribution was $5,000 for 1998 and $4,750 for both 1997 and 1996.

(2) Mr. Kokinakis joined Aureal in January 1996; compensation indicated for 1996 was for the partial year.

(3) Includes moving and other associated expenses incurred by Mr. Kokinakis for his transfer from Hong Kong to join Aureal.

(4) Mr. Foster joined Aureal in May 1996 in connection with the merger with Crystal River Engineering Inc., or CRE, of which he was the Chief Executive Officer; compensation indicated for 1996 was for the partial year.

(5) Payments totaling $100,000 and $50,000 were made to Mr. Foster during 1997 and 1996 respectively, related to the merger with CRE and his continued involvement with the merged companies. No further related payments will be made.

(6) Mr. Hunter's bonus payment for 1998 included $15,000 of commissions earned based on achievement of certain sales goals. Mr. Hunter's bonus payments for 1997 and 1996 reflected guaranteed commissions while Aureal was largely engaged in product development and "pre-sales" customer contact efforts.

STOCK OPTIONS GRANTED IN 1998

     The following table sets forth information with respect to the options to purchase common stock granted to the Chief Executive Officer and the other executive officers named in the summary compensation table during 1998. Aureal did not grant any stock appreciation rights during 1998.

     The options described below are immediately exercisable at the date of grant, but shares purchased upon exercise of unvested options are subject to repurchase at Aureal's option at their original issuance price. All options in this table have exercise prices equal to the fair market value on the date of grant. The options vest over a period of four years and expire ten years from the original date of grant. We granted options to purchase 3,262,500 shares of common stock to employees in 1998 under our 1995 Stock Option Plan.

                         STOCK OPTIONS GRANTED IN 1998

                                                                                     POTENTIAL REALIZABLE
                                              PERCENT OF                               VALUE AT ASSUMED
                                 NUMBER OF      TOTAL                                   ANNUAL RATES OF
                                 SECURITIES    OPTIONS                             STOCK PRICE APPRECIATION
                                 UNDERLYING   GRANTED TO                              FOR OPTION TERM(1)
                                  OPTIONS     EMPLOYEES    EXERCISE   EXPIRATION   -------------------------
             NAME                 GRANTED      IN YEAR      PRICE        DATE          5%            10%
             ----                ----------   ----------   --------   ----------   ----------    -----------
Kenneth A. Kokinakis...........   250,000        7.7%       $0.55      10/19/08      $85,923       $217,745
David J. Domeier...............   100,000        3.1%       $0.55      10/19/08      $34,369       $ 87,098
Scott H. Foster................   100,000        3.1%       $0.55      10/19/08      $34,369       $ 87,098
Michael L. Hunter..............    97,500        3.0%       $0.55      10/19/08      $33,510       $ 84,921
Sanjay Iyer....................   100,000        3.1%       $0.55      10/19/08      $34,369       $ 87,098
Brendan O'Flaherty.............   100,000        3.1%       $0.55      10/19/08      $34,369       $ 87,098

---------------
(1) The potential gain is determined by comparing the grant price to the assumed values as calculated utilizing the annual stock price appreciation rates indicated. These amounts represent only assumed rates of appreciation as established by the Securities and Exchange Commission for such disclosure, and do not represent our estimates or projections of future stock prices. The calculated amounts have not been discounted to reflect the present value of these amounts. Actual gains, if any, on stock option exercises and common stock holdings are dependent upon the future performance of Aureal and overall stock market conditions. There can be no assurance that the amounts reflected in this table or the associated rates of appreciation will be achieved.

OPTION EXERCISES AND 1998 YEAR-END OPTION VALUES

     The following table sets forth information regarding the number and value of unexercised options held on January 3, 1999 by the Chief Executive Officer and the executive officers named in the summary compensation table. In addition, it sets forth the number of shares acquired and value realized upon exercise of stock options during 1998.

                                                                                           VALUE OF UNEXERCISED
                                                          SECURITIES UNDERLYING            IN-THE-MONEY OPTIONS
                          SHARES                           OPTIONS AT YEAR-END               AT YEAR-END($)(1)
                        ACQUIRED ON    VALUE     ---------------------------------------   ---------------------
         NAME            EXERCISE     REALIZED   EXERCISABLE    VESTED     UNEXERCISABLE    VESTED     UNVESTED
         ----           -----------   --------   -----------   ---------   -------------   ---------   ---------
Kenneth A Kokinakis...                            1,600,000      825,000
David J. Domeier......                              470,096      270,692       2,404
Scott H. Foster.......    250,000     $313,675    1,522,944    1,336,278                   $141,704
Michael Hunter........                              499,324      275,634         676
Sanjay Iyer...........                              601,625      330,864         875
Brendan O'Flaherty....                              501,875      275,685         625

---------------
(1) Value per share is defined as the market price of our common stock at year-end minus the per share exercise price of the option. The closing price per share of our common stock on December 31, 1998, was $0.45 as reported on the Over-the-Counter Electronic Bulletin Board.

REPRICED OPTIONS

     The following table provides the specified information concerning all repricings of options to purchase Aureal's common stock held by any executive officer of Aureal since November 11, 1992, the date of our initial public offering.

                           TEN YEAR OPTION REPRICINGS

                                                                                                     LENGTH OF
                                         NUMBER                                                       ORIGINAL
                                           OF                                                       OPTION TERM
                                       SECURITIES    MARKET PRICE                                    REMAINING
                                       UNDERLYING    OF STOCK AT    EXERCISE PRICE                   AT DATE OF
                                         OPTIONS       TIME OF        AT TIME OF                    REPRICING OR
                           REPRICING   REPRICED OR   REPRICING OR    REPRICING OR    NEW EXERCISE    AMENDMENT
    NAME AND POSITION        DATE        AMENDED      AMENDMENT       AMENDMENT         PRICE       (IN MONTHS)
    -----------------      ---------   -----------   ------------   --------------   ------------   ------------
Kenneth A. Kokinakis.....  9/1/98        200,000        $1.03            $1.34          $1.03            92
                           9/1/98        150,000        $1.03            $2.19          $1.03           104
                           9/1/98        200,000        $1.03            $1.75          $1.03           111
David J. Domeier.........  9/1/98         87,500        $1.03            $1.34          $1.03            92
                           9/1/98         40,000        $1.03            $2.19          $1.03           104
                           9/1/98         70,000        $1.03            $1.75          $1.03           111
                           9/1/98        125,000        $1.03            $1.88          $1.03            79
Scott H. Foster..........  9/1/98        200,000        $1.03            $1.81          $1.03            93
                           9/1/98         40,000        $1.03            $2.19          $1.03           104
                           9/1/98         30,000        $1.03            $1.75          $1.03           111
Michael L. Hunter........  9/1/98        137,500        $1.03            $1.34          $1.03            92
                           9/1/98         40,000        $1.03            $2.19          $1.03           104
                           9/1/98        100,000        $1.03            $1.75          $1.03           111
                           9/1/98        100,000        $1.03            $1.88          $1.03            79
Sanjay Iyer..............  4/4/95         40,000        $1.88            $4.00          $1.88           117
                           9/1/98         35,000        $1.03            $1.88          $1.03            79
                           9/1/98         40,000        $1.03            $1.88          $1.03            76
                           9/1/98        147,500        $1.03            $1.34          $1.03            92
                           9/1/98         40,000        $1.03            $2.19          $1.03           104
                           9/1/98        140,000        $1.03            $1.75          $1.03           111
Brendan O'Flaherty.......  4/4/95         75,000        $1.88            $4.00          $1.88           117
                           9/1/98         75,000        $1.03            $1.88          $1.03            76
                           9/1/98         25,000        $1.03            $1.88          $1.03            79
                           9/1/98        112,500        $1.03            $1.34          $1.03            92
                           9/1/98        100,000        $1.03            $1.75          $1.03           111
                           9/1/98         40,000        $1.03            $2.19          $1.03           104
Former Executive Officers
Gary M. Catlin(1)........  4/4/95         30,000        $1.88            $4.00          $1.88           117
                           9/1/98         30,000        $1.03            $1.88          $1.03            76
                           9/1/98         10,000        $1.03            $1.88          $1.03            79
                           9/1/98        146,250        $1.03            $1.34          $1.03            92
                           9/1/98         40,000        $1.03            $2.19          $1.03           104
                           9/1/98        140,000        $1.03            $1.75          $1.03           111
Leonard L. Backus(2).....  4/4/95         75,000        $1.88            $4.00          $1.88           117
Robert G. Brownell(3)....  4/4/95        300,000        $1.88            $4.00          $1.88           117
Bharat Sastri(4).........  4/4/95        200,000        $1.88            $4.00          $1.88           117

---------------
(1) Mr. Catlin resigned as Vice President, Engineering in July 1998. He continues as an Aureal employee.

(2) Mr. Backus resigned as Vice President, International Sales and Marketing in October 1995.

(3) Mr. Brownell resigned as President and Chief Executive Officer on December 31, 1995.

(4) Mr. Sastri resigned as Vice President, Technology in August 1995.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Aureal's 1994 Stock Option Plan contains provisions pursuant to which all outstanding options granted under that plan will become fully vested and immediately exercisable upon certain changes of control and related events.

     Options granted under Aureal's 1995 Stock Option Plan and the 1996 Outside Director Stock Option Plan generally are immediately exercisable, subject to the right of Aureal to repurchase, at the optionee's original purchase price, any shares acquired upon exercise of unvested options that are held by the optionee upon termination of service with Aureal. Aureal's right of repurchase lapses over time while the optionee remains in continuous service with Aural in accordance with a vesting schedule established for each option granted. In addition, option agreements entered into with each optionee under the plans generally provide that in the event of certain changes in control, Aureal's right of repurchase will automatically terminate unless the option is assumed by the acquiring party or such party substitutes equivalent options for the acquiring party's stock. In the event an option is assumed or substituted for by the acquiring party, option agreements under the 1995 Stock Option Plan generally further provide for automatic termination of Aureal's right of repurchase if the optionee is terminated without cause or resigns for good cause within twelve months following specified changes in control of Aureal.

CHANGES TO BENEFIT PLANS

     At a special meeting of the stockholders held on December 16, 1998, stockholders approved a proposal to increase the number of shares of common stock that may be issued under the 1995 Stock Option Plan. The proposal increased the maximum number of shares eligible for issuance under the plan from 12,000,000 to 25,000,000. This increase was ratified at the same time that the number of authorized shares of Aureal's common stock was increased from 100,000,000 to 200,000,000 shares.

     The board of directors has amended the 1995 Stock Option Plan, subject to stockholder approval, to increase by 3,333,333, the number of shares reserved for issuance under the plan, assuming adoption of the reverse stock split proposal 3, from 1,666,667 to 5,000,000. See "Proposal 4 -- Amendment of the 1995 Stock Option Plan" for more information. As of the date of this proxy statement, none of the additional options under the plan had been granted.

     During 1998, options granted to the Chief Executive Officer and the other executive officers under the 1995 Stock Option Plan are disclosed in "Stock options granted in 1998" above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As of March 22, 1999, Oaktree maintained beneficial ownership of approximately 59% of our outstanding shares of common stock, 67% of the voting shares when the series B preferred stock is included on an "as converted" basis, including holdings of various TCW entities. Mr. Masson, a director of Aureal, is a principal of Oaktree, which provides investment sub-advisory services to a TCW affiliate. Mr. Smith, also a director of Aureal, is a Senior Vice President of TCW, a wholly owned subsidiary of the TCW Group, Inc.

     In addition to its beneficial ownership position in our common stock, Oaktree, on behalf of TCW entities and a separate Oaktree account, have entered into put agreements, dated November 6, 1998, with Aureal's current credit facility lenders. Under these agreements, the lenders may "put" certain outstanding balances under the credit facility to the Oaktree and TCW entities and force these entities to buy out the lenders' positions in the loans.

     TCW acted as the managing agent and primary lender under a line of credit to Aureal until we paid off and terminated the line of credit on June 26, 1998. The amount of available credit and the terms of the line of credit, including its maturity date, had been amended over time since the line was first established in 1994. The available line ranged from $10 million to $36.5 million over time. As the availability had been increased and the maturity date extended over time, we paid the lenders various fees. These fees included $200,000 in 1995 to increase the line from $15 million to $22 million, and to extend the maturity date through March 1996, and $220,000 in 1996 to extend the maturity date through March 1998.

     In August 1997, in conjunction with a private placement of $3.8 million of our common stock, including sales to both TCW and DDJ Capital Management, LLC ("DDJ"), our line of credit was expanded from $22 million to $31.5 million. DDJ became a participating lender under the line of credit for up to $4.5 million of the total of $31.5 million. At that time, the maturity date of the line of credit was also extended to March 1999. For the expansion of the line of credit and the extension of the maturity date, we paid the lenders $630,000 and also issued to the lenders warrants to purchase 3.15 million shares of our common stock at an exercise price of $2.00 per share. Borrowings under the line of credit bore interest at the prime rate to borrowers of Bank of America plus 5% and the lenders had the benefit of specific covenants. This line of credit was paid in full and terminated in June 1998, in conjunction with Aureal's sale of $5 million of series C preferred stock to DDJ and the exchange of $31.5 million face value of series B preferred stock to the holders of the line of credit, DDJ and TCW.

     In August 1997, we sold 1.910 million units, each unit consisting of one share of common stock and one-half of one warrant to buy an additional share of common stock, in a private placement to a limited number of pre-existing stockholders of Aureal. The individual units were priced at $2.00, and the exercise price for the warrants was $2.00 per share. Oaktree, TCW and DDJ purchased 500,000, 500,000 and 750,000 units, respectively, in the transaction.

     On March 5, 1999, DDJ sold the majority of its position in the common stock and the series C preferred stock of Aureal to Oaktree. In addition, at that time, DDJ sold its entire position in the series B preferred stock and the warrants to purchase the common stock to Oaktree.

     Our bylaws provide that Aureal shall indemnify our officers, directors and employees to the fullest extent permitted by law. The bylaws expressly authorize the use of indemnity agreements and Aureal has entered into these agreements with each of its directors and officers. We also maintain insurance policies, which cover the officers and directors for any liability arising out of their actions in such capacities.

     A special committee of disinterested directors approved all transactions described above and we believe the terms of these transactions were no less favorable than we could have been obtained from unaffiliated third parties.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of the outstanding shares of our common stock, to file with the Securities and Exchange Commission initial reports of ownership on form 3, and changes in ownership of our stock and other equity securities on forms 4 and 5. These persons are also required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

     To our knowledge, based solely upon review of the copies of such reports and certain representations furnished to it, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial holders were complied with on a timely basis during 1998.

COMPARISON OF STOCKHOLDER RETURN

     SEC regulations require presentation of information relative to the return to stockholders based on the share price of our common stock over the last five years. For Aureal, that five year period encompasses two distinct and separate periods of stock ownership. The first period ran from our initial pubic offering in November 1992 through December 1994 when we emerged from Chapter 11 bankruptcy proceedings and all of the previously outstanding common stock, noted in the first chart below as "Old Common Stock" was declared worthless. During that time, operating under the name Media Vision Technology, Inc., we competed to sell PC upgrade products in the retail marketplace, and thus our stock price was compared against an index for computer manufacturers. These results are shown in the first chart below. The second period of our stock price comparisons began in January 1995 when new common stock was issued and began to trade post-Chapter 11 exit. During this time, we have focused our primary efforts on the development and marketing of audio technologies and related semiconductor devices for sale to manufacturers of PC and consumer electronics products; therefore the second chart below includes the semiconductor industry index for purposes of comparison.

     The chart below compares the cumulative total return on our old common stock with the cumulative return of the CRSP Total Return Index for the NASDAQ National Market and the CRSP Total Return Index for Computer Manufacturers for the period commencing on November 11, 1992, the date trading of the old common stock began, and ending on December 30, 1994, the date at which the old common stock was canceled pursuant to the Plan of Reorganization. The chart assumes that $100.00 was invested in the old common stock and each of the indexes on November 11, 1992 and that dividends, if any, were reinvested. As the old common stock was canceled and no longer trades on any market system, this stock is not tracked on the performance chart after December 30, 1994.

                                                 OLD COMMON STOCK (MEDIA                                 COMPUTER MANUFACTURERIS
                                                         VISION)               NASDAQ MARKET INDEX                INDEX
                                                 -----------------------       -------------------       -----------------------
11/11/92                                                 100.00                      100.00                      100.00
12/31/92                                                 109.10                      103.68                      106.00
12/31/93                                                 198.90                      119.01                      100.46
12/30/94                                                   0.00                      116.34                      110.34

     Aureal's new common stock was initially issued on December 30, 1994 and initially traded on the OTC Bulletin Board on January 6, 1995. The closing price of the common stock on that date was $2.75. The closing price of our common stock on the last trading day of 1998 was $0.45. The chart below compares the cumulative total return on our common stock with the cumulative return of the NASDAQ Market Index and a Semiconductor Index, 120 companies with the 3674 SIC Code -- Semiconductors and Related Devices. The chart assumes that $100 was invested in our common stock and each of the indexes on January 6, 1995 and that dividends, if any, were reinvested.

                                                   AUREAL COMMON STOCK         NASDAQ MARKET INDEX         SEMICONDUCTOR INDEX
                                                   -------------------         -------------------         -------------------
1/6/95                                                   100.00                      100.00                      100.00
12/29/95                                                  50.00                      129.71                      162.40
12/29/96                                                  71.59                      161.18                      261.45
12/28/97                                                  86.36                      197.16                      272.45
1/3/99                                                    16.48                      278.08                      410.21

                    REPORT OF THE COMPENSATION COMMITTEE ON
                             EXECUTIVE COMPENSATION

     The compensation committee is comprised of two outside directors of the board of directors, Messrs. Masson and Smith. The committee reviews and determines our executive compensation objectives and policies and administers our stock option plans. The committee reviews and sets the compensation of Aureal's Chief Executive Officer, and taking into account recommendations of the Chief Executive Officer, sets the compensation for all other executive officers.

     We apply a consistent philosophy to employee compensation based on the premise that the achievements of Aureal result from the coordinated efforts of all its employees working toward common goals. The objectives of the compensation committee are to align executive compensation with business objectives and successful performance, and to enable Aureal to attract, retain and reward executive officers and all employees who contribute to our long term success.

SALARIES

     The committee annually reviews the salaries of our executives including the Chief Executive Officer. When setting salary levels, the committee considers competitive market conditions, our performance and individual performance. Market competitive salary levels are reviewed relative to external data provided for comparable positions in companies in the same industry of similar size and geographic location.

     In both 1997 and 1996, Mr. Kokinakis' base salary was paid at the annual rate of $200,000. In addition, in both years, he was paid a bonus of $100,000 pursuant to his original employment agreement. In 1998, his annual salary was increased to $300,000 without a specific arrangement as to any predetermined bonus.

BONUSES

     Aureal did not have a formal bonus plan during 1998. The committee believes that Aureal achieved significant progress in 1998, as we moved through our first year of volume product sales. For 1998, Mr. Kokinakis received a bonus of $50,000. The other executive officers received bonuses as indicated in the summary compensation table above.

STOCK OPTIONS

     The compensation committee and Aureal's management strongly believe that employee equity ownership provides significant motivation to executive officers and all employees to maximize value for Aureal's stockholders. In addition, such equity ownership helps retain key employees in a competitive marketplace. Therefore, the committee periodically grants stock options under Aureal's stock option plans. To date, all employees have been granted stock options upon initial employment with Aureal. The committee has also made incremental stock option grants, upon the recommendation of management, to most employees. All stock options are granted by the committee at the then current market price of Aureal's common stock and have value only as the price of our common stock increases over the granted exercise price.

     The compensation committee believes that it is standard industry practice, and in the best interests of Aureal and its stockholders, for approximately 20% to 30% of Aureal's common stock, on a fully diluted basis, to be available for employees as a group. Consequently, Aureal has instituted stock option plans that provide for this availability. Aureal and the compensation committee are strongly committed to providing competitive compensation packages to its employees to ensure a continuation of attracting and retaining top quality technical, management and support personnel.

     During 1998 stock option grants were made to the Chief Executive Officer and the other executive officers as indicated in the stock options granted table above, as well as to all employees. These grants were made after a review of the exercise prices and numbers of options granted to each of the employees in the past. Aureal maintains general guidelines relating to the number of stock options to be granted to employees at different levels within Aureal. While there are no precise targets with respect to the number of options for executive officers or other employees, the compensation committee believes that the higher the level of an employee's responsibilities, the larger the stock-based component of their compensation should be.

STOCK OPTION REPRICINGS

     In September 1998, certain outstanding stock options were repriced by action of the compensation committee. At that time, as a result of a broad decline in the price of Aureal's common stock, the vast majority of outstanding stock options held by executive officers and other employees had exercise prices well above the recent historical trading prices of Aureal's common stock. The committee believed that this situation had a significant impact on the perception by Aureal's employees regarding the stock option component of the overall compensation packages offered by Aureal. It also believed that:

     - Aureal's success in the future would depend in large part on its ability to retain its personnel,

     - competition for the required personnel would be intense, and

     - it was important and cost-effective to provide further equity incentives to employees and executive officers.

     Accordingly, in September 1998, the compensation committee approved an offer to all employees, including executive officers, to amend their options that had exercise prices above the then current trading price of Aureal's common stock to receive an exercise price equal to the current trading price of the common stock. In exchange for this repricing, the repriced options were subject to a six-month "black-out" period during which time none of the options could be exercised, regardless of vesting or other pre-existing exercisability conditions. Vesting status of the repriced options was not interrupted. In total, options for 6.3 million shares with exercise prices ranging from $1.26 to $3.22 were repriced at $1.03. For detailed information on the repricings of options held by executive officers, see the ten year option repricings table above.

                                          THE COMPENSATION COMMITTEE

                                          D. Richard Masson
                                          Thomas K. Smith, Jr.

                                   PROPOSAL 2

                                  AMENDMENT TO
                 AUREAL'S RESTATED CERTIFICATE OF INCORPORATION
                               TO CHANGE OUR NAME

     At the annual meeting, stockholders will be asked to consider and vote upon a proposal to amend our Restated Certificate of Incorporation to change our name from Aureal Semiconductor Inc. to Aureal Inc. The change reflects our continued transition from a business based almost solely on semiconductor products to a more diverse product offering. As we expand our product families in the future, the "semiconductor" portion of the name will not reflect the diversity of our products or the diversity of market segments, which we will be seeking to address.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     Approval of this proposal requires the affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the annual meeting of stockholders, at which a quorum representing a majority of all outstanding shares of Aureal's common stock is present and voting, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not be counted as having been voted on the proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION TO CHANGE OUR NAME.

                                   PROPOSAL 3

                      ONE-FOR-FIFTEEN REVERSE STOCK SPLIT

     Aureal has recently reached an agreement with Oaktree pursuant to which Aureal plans to offer for sale up to $20 million of our common stock, on a pro-rata basis, to existing holders of our common stock on the record date for the offering. We expect to use this infusion of capital to reduce our existing debt and provide for future working capital for our anticipated growth. Under the terms of our agreement with Oaktree, Oaktree has agreed to purchase any amount of common stock that current holders of our common stock elect not to purchase to ensure that the entire amount of the offering is sold. In addition, Oaktree has agreed to convert all of its holdings of Aureal's series B preferred stock simultaneously with the consummation of the rights offering. As consideration for Oaktree's commitments, Aureal has agreed to adjust the conversion price at which Oaktree will convert its series B preferred stock from $2.50 per share of common stock to $0.90 per share of common stock. As a result of the additional shares of common stock to be issued in the rights offering and upon to the conversion of the series B preferred stock, the number of shares of common stock outstanding and available upon the exercise of outstanding convertible securities may exceed 160 million. The board of directors believes that action to reduce the number of shares of Aureal's common stock would be in the best interests of Aureal and its stockholders.

     The board of directors has authorized, subject to stockholder approval, an amendment to our Restated Certificate of Incorporation to effect a one-for-fifteen reverse stock split of our common stock. This reverse stock split would affect our currently issued and outstanding common stock. In addition, this reverse stock split would provide that all currently outstanding stock options and warrants to purchase common stock and outstanding shares of convertible preferred stock would be subject to the one-for-fifteen adjustment and reduction in the number of shares of common stock subject to acquisition through exercise or conversion thereof. Such adjustments, under the terms of each convertible security, would also include adjustments to the exercise and conversion prices thereof to maintain economic parity with the position held prior to this reverse stock split. The proposed reverse stock split would not alter the number of shares of common stock authorized for issuance, which will remain at 200,000,000. Information concerning the capitalization of the Aureal, provided elsewhere in this proxy statement, does not give effect to the proposed reverse stock split unless specifically noted.

     If the stockholders approve the proposed one-for-fifteen reverse stock split, the board of directors will determine the timing of the reverse stock split in its sole discretion, based on market conditions, corporate developments and other business factors. The board of directors may abandon the reverse stock split and not file the amendment to our Restated Certificate of Incorporation at any time if the board determines, in its sole discretion, that the proposed reverse stock split would not be in the best interests of Aureal and its stockholders.

REASONS FOR THE ONE-FOR-FIFTEEN REVERSE STOCK SPLIT

     The primary reasons for the one-for-fifteen reverse stock split are:

     - to decrease to total number of outstanding shares of common stock either outstanding or subject to exercise of convertible securities, and

     - so that the common stock outstanding after giving effect to the reverse stock split trades at a higher price per share than the common stock outstanding before giving effect to the reverse stock split.

     Over the last three years, while Aureal was developing its initial audio technologies and first products, it financed its operations primarily through the sale of common stock and convertible preferred stock. As of March 22, 1999,
65.5 million shares of common stock were outstanding, and another 39.5 million shares of common stock were issuable upon exercise of outstanding convertible securities. This is generally perceived as an extremely large number of outstanding shares of common stock for a company that is just completing its first year of product sales. In addition, as noted above, we plan to sell an additional $20 million of common stock in the rights offering.

     From January 1996 through March 22, 1999, our stock has traded in the range of $0.41 to $3.50. We believe that our low market price per share may discourage potential investors, increase market volatility and decrease the liquidity of our common stock. In addition, with the common stock trading at these low levels, we cannot qualify to list our common stock on a national market system such as the Nasdaq National Market. This lack of national market "listing" impedes our ability to generate wider investor interest in our common stock as well as limits liquidity. We believe, but we cannot assure you, that the one-for-fifteen reverse stock split will enable the common stock to trade above the minimum price levels established by various national market systems and allow Aureal to meet the listing requirements thereof. Upon meeting the requirements of these systems it is our intention to apply for listing on one of the market systems.

EFFECTS OF THE ONE-FOR-FIFTEEN REVERSE STOCK SPLIT

     Except for the negligible effect that may result from the payment of cash for fractional shares as described below, each stockholder will hold the same percentage of common stock outstanding immediately following the one-for-fifteen reverse stock split as each stockholder did immediately prior to the reverse stock split. The board believes that the reverse stock split, by decreasing the number of shares outstanding, without altering the aggregate economic interest in Aureal represented by these shares, may increase the market price per share of our common stock. There can be no assurance, however, that the market price for a share of our common stock after the one-for-fifteen reverse stock split will be approximately fifteen times the market price for a share of our common stock immediately prior to the reverse stock split. The reverse stock split would not affect the voting rights or other rights of the holders of common stock or the rights of holders of any convertible securities. The reverse stock split would have no material federal tax consequences to our stockholders.

     By decreasing by fifteen times the number of outstanding shares of our common stock, the reverse stock split may adversely affect the liquidity of the market for our common stock by making it more difficult for holders of common stock to sell their shares. The board of directors believes that, if it occurs, this effect would be offset by the positive effect on liquidity which would likely result if we were able to list our shares of common stock on a national market system.

     The one-for-fifteen reverse stock split will also result in some stockholders owning "odd lots" of less than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares.

     Aureal is authorized to issue 200,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of March 22, 1999, 65,453,386 shares of common stock and 41,974 shares of preferred stock were issued and outstanding. If all shares of the preferred stock were eligible for conversion and were converted to common stock on March 22, 1999, 21,639,032 shares of common stock would be issuable on conversion of these preferred stock shares. In addition, on March 22, 1999, 17,892,109 shares of common stock were issuable upon exercise of all outstanding stock options and warrants to purchase common stock.

     As a result of the proposed one-for-fifteen reverse stock split, Aureal will have a greater number of authorized but unissued shares of common stock than prior to the reverse stock split. The increase in authorized but unissued shares of common stock could make a change in control of Aureal more difficult to achieve. Under certain circumstances, shares of common stock could be used to create voting impediments to frustrate persons seeking to effect a takeover or otherwise gain control of Aureal. Shares could be sold privately to purchasers who might side with the board of directors in opposing a takeover bid that the board determines is not in the best interests of Aureal and it stockholders.

     The increase in the authorized but unissued shares of common stock also may have the effect of discouraging an attempt by another person or entity, through acquisition of a substantial number of shares of common stock, to acquire control of Aureal with a view to effecting a merger, sale of assets or a similar transaction, since the issuance of new shares could be used to dilute the stock ownership of such person or entity. Shares of authorized but unissued common stock could be issued to a holder who would thereby have sufficient voting power to assure that any such business combination or any amendment to our Restated Certificate of Incorporation would not receive the stockholder vote required for approval thereof.

EXCHANGE OF STOCK CERTIFICATES AND LIQUIDATION OF FRACTIONAL SHARES

     If the proposed one-for-fifteen reverse stock split is approved by our stockholders, and the board of directors does not elect to abandon this amendment, the reverse stock split will become effective on the date the amendment to our Restated Certificate of Incorporation is filled with the Secretary of State of the State of Delaware. We anticipate that the effective date will be soon after we complete the rights offering for the sale of $20 million of our common stock and the conversion of all outstanding shares of our series B preferred stock. We will establish a record date prior to the effective date with regard to the reverse stock split. We anticipate that our transfer agent will act as the exchange agent for holders of common stock in implementing the exchange of their certificates following the reverse stock split. As soon as practicable after the effective date, each holder of record of certificates formerly representing shares of our common stock will be notified of the reverse stock split and requested to surrender these certificates to the exchange agent in exchange for certificates representing the number of shares of common stock each stockholder is entitled to receive as a consequence of the one-for-fifteen reverse stock split.

     Fractional shares of common stock will not be issued as a result of the reverse stock split. Stockholders entitled to receive a fractional share of common stock as a consequence of the reverse stock split will, instead, receive from Aureal a cash payment in U.S. dollars equal to such fraction multiplied by fifteen times the average closing bid and asked prices per share of the common stock on the OTC Bulletin Board over the five trading days immediately preceding the effective date of the reverse stock split.

     Each stockholder that owns fewer than fifteen shares of common stock will have their fractional share of common stock converted into the right to receive cash as set forth above. The interest of such stockholder in Aureal will thereby be terminated. Each stockholder that owns fifteen or more shares of common stock will have their interest represented by one-fifteenth as many shares as the stockholder owned before the reverse stock split, subject to the adjustment for fractional shares in which case the stockholder will receive cash in lieu of any fractional share. The number of shares of common stock that may be acquired upon the exercise or conversion of all outstanding convertible securities and the per share exercise or conversion prices thereof, will be adjusted appropriately as of the effective date of the reverse stock split, so that the aggregate number of shares of common stock issuable upon exercise or conversion of all convertible securities immediately following the effective date will be one-fifteenth of the number issuable immediately prior to the effective date, and the per share exercise or conversion price immediately following the effective date will be 1500% of the per share exercise or conversion price immediately prior to the effective date. The aggregate exercise or conversion prices thereunder will remain unchanged.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     Approval of this proposal requires the affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the annual meeting of stockholders, at which a quorum representing a majority of all outstanding shares of common stock of Aureal is present and voting, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not be counted as having been voted on the proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-FIFTEEN REVERSE STOCK SPLIT OF THE SHARES OF OUR COMMON STOCK.

                                   PROPOSAL 4

                    AMENDMENT OF THE 1995 STOCK OPTION PLAN

     The board adopted the 1995 Stock Option Plan in August 1995. Since that time the stockholders have approved amendments to this plan to provide for 25,000,000 shares of our common stock to be issuable thereunder. Pursuant to Proposal 3 above, the board of directors has adopted and recommends the stockholders approve an amendment to our Amended Certificate of Incorporation which will provide for a one-for-fifteen reverse stock split. Under the terms of the 1995 stock option plan, the reverse stock split would automatically reduce the number of shares of common stock issuable under the plan to 1,666,667, or approximately one percent our authorized number of shares of common stock. In addition, as a result of the rights offering, by which we anticipate offering
every stockholder on             , 1999 the right to purchase
shares of common stock for every share then owed by each stockholder, the number of shares of common stock subject to outstanding stock options would be less than 10% of the shares of common stock on a fully diluted basis.

     The Board believes that it is in the best interests of Aureal to have employees holding substantial equity positions in Aureal, thereby ensuring that the employees' interests are directly aligned with the interests of the stockholders. To provide for this substantial equity position on the part of the employees, the board believes that it is advantageous to have 20% to 30% of the fully diluted shares of common stock held or available for granting of options to the employees. To properly allow for such grants, the number of shares available under the 1995 stock option plan is proposed to be increased from 1,666,667 shares, assuming adoption of proposal 3, to 5,000,000 shares. Subject to stockholder approval, the board of directors, on March 31, 1999 amended the plan to provide that, assuming adoption of Proposal 3, the maximum number of shares of common stock issuable under the plan will be 5,000,000.

DESCRIPTION OF THE PLAN

     The following summary of the 1995 stock option plan, as amended, is qualified in its entirety by the specific language of the plan, a copy of which is available to any stockholder upon request. Unless otherwise indicated, the share numbers set forth below have been adjusted to assume that the one-for-fifteen reverse stock split described in proposal 3 is approved by our stockholders.

     General. The plan provides for the grant of incentive stock options within the meaning of section 422 of the Internal Revenue Code of 1986, and nonstatutory stock options. As of March 22, 1999, options to purchase 497,861 shares of common stock granted pursuant to the option plan had been exercised, options to purchase an aggregate of 9,770,981 shares were outstanding, and options for 14,731,158 shares of common stock remained available for future grants under the option plan. Assuming the adoption of the reverse stock split as described above in proposal 3, the maximum number of shares of common sock issuable under the option plan would automatically be adjusted from 25,000,000 to 1,666,667.

     The option plan currently imposes a grant limit under which no employee may receive in any fiscal year options to purchase in excess of 1,200,000 shares. This grant limit would be automatically adjusted to 80,000 shares if the one-for-fifteen reverse stock split is approved, and the board has amended the plan, subject to stockholder approval, to increase the grant limit to 500,000 shares. Appropriate adjustments will be made to the shares subject to the option plan, to the employee grant limit, and to outstanding options upon any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of Aureal. To the extent that any outstanding option under the option plan expires or terminates prior to exercise in full or if shares issued upon exercise of an option are repurchased by Aureal, the shares of common stock for each option not exercised and the repurchased shares are returned to the option plan and become available for future grant.

     Administration. The board or a duly appointed committee of the board administers the option plan. With respect to the participation of individuals whose transactions in Aureal's equity securities are subject to section 16 of the Exchange Act, the option plan must be administered in compliance with the requirements of Rule 16b-3 under the Exchange Act. Subject to the provision of the option plan, the board determines:

     - the persons to whom options are granted,

     - the number of shares covered by each option,

     - whether an option is to be an incentive stock option or a nonstatutory stock option,

     - the timing and terms of exercisability of each option,

     - the vesting of shares acquired upon the exercise of an option, including the effect thereon of an optionee's termination of service,

     - the exercise price of and the type of consideration to be paid to Aureal upon the exercise of each option,

     - the duration of each option, and

     - all other terms and conditions of the options.

     The option plan authorizes the board to amend, modify, extend, renew, or grant a new option in substitution for, any option, to waive any restrictions or conditions applicable to any option or any shares acquired upon the exercise thereof, and to amend the exercisability of any option or the vesting of any shares acquired upon the exercise of an option, including with respect to the period following an optionee's termination of service with Aureal. Subject to certain limitations, the option plan provides for indemnification by Aureal of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the option plan. The board will interpret the option plan and options granted thereunder, and all determinations of the board will be final and binding on all persons having an interest in the option plan or any option.

     Eligibility. Options may be granted under the option plan to directors and current and prospective employees and consultants of Aureal or of any present or future parent or subsidiary of Aureal. As of

March 22, 1999, we had approximately 120 employees, including six executive officers eligible to receive options under the option plan. While any person eligible under the option plan may be granted a nonstatutory option, only employees may be granted incentive stock options.

     Terms and conditions. Each option granted under the option plan is evidenced by a written agreement between Aureal and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the option plan. The exercise price of each option granted under the option plan must equal at least the fair market value of a share of Aureal's common stock on the date of grant. However, any option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of Aureal or any parent or subsidiary corporation of Aureal must have an exercise price equal to at least 110% of the fair market value of a share of common stock on the date of grant.

     The option plan authorizes payment of the option exercise price:

     - in cash, by check, or in cash equivalent,

     - by tender of shares of Aureal's common stock owned by the optionee having a fair market value not less than the exercise price,

     - by the assignment of the proceeds of a sale or loan with respect to some or all of the shares of common stock being acquired upon the exercise of the option,

     - by means of the optionee's promissory note,

     - by any other lawful consideration approved by the board, and

     - by any combination of the foregoing.

     Nevertheless, the board may restrict the forms of payment permitted in connection with any option grant. The option plan authorizes Aureal to withhold from shares otherwise issuable upon the exercise of an option or to accept the tender of shares of Aureal's common stock in full or partial payment of any optionee's tax withholding obligations.

     Options granted under the option plan become exercisable and vested at such times and subject to such conditions as specified by the board. Generally, options granted under the option plan are exercisable on and after the date of grant, subject to the right of Aureal to reacquire at the optionee's exercise price any unvested shares held by the optionee upon termination of the optionee's service or if the optionee attempts to transfer any unvested shares. Option shares generally vest and Aureal's right to repurchase unvested shares lapses in installments over a period of time specified by the board at the time of grant, subject to the optionee's continued service with Aureal. The maximum term of an option granted under the option plan is ten years, provided that in the case of an incentive stock option granted to a holder of 10% of the voting power of Aureal, the maximum term is five years. Options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee.

     Transfer of control. The option plan provides that, in the event of a transfer of control, which is defined in the option plan to mean any of the following:

     - a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of Aureal's voting stock,

     - a merger or consolidation in which Aureal is a party,

     - the sale, exchange or transfer of all or substantially all of Aureal's assets,

     - a liquidation or dissolution of Aureal wherein, upon any such event, the stockholders of Aureal immediately before such event do not retain direct or indirect beneficial ownership of more than 50% of the total combined voting power of the voting stock of Aureal, its successor, or the corporation to which the assets of Aureal were transferred, all options will terminate and cease to be exercisable unless the acquiring or successor corporation assumes Aureal's rights and obligations under the outstanding options or substitutes substantially equivalent options for such corporation's stock. However, option agreements entered into with each optionee under the option plan generally provide that in the event of a transfer of control, Aureal's right to repurchase unvested shares will automatically terminate unless the option is assumed by the acquiring corporation or such corporation substitutes a substantially equivalent option for the acquiring corporation's stock. Furthermore, the option agreements generally provide for automatic termination of Aureal's right to repurchase unvested shares if an optionee who is an employee or a director is terminated without cause or resigns for specified good reasons within twelve months following a transfer of control.

     Termination or amendment. The option plan will continue in effect until the earlier of its termination by the board or the date on which all shares available for issuance under the option plan have been issued and all restrictions on such shares under the terms of the option plan and the option agreements have lapsed, provided that all options must be granted within ten years of the date on which the board adopted the option plan. The option plan further provides that the period for granting options will be extended to a period of ten years following any subsequent approval of an increase in the maximum number of shares issuable under the option plan. The board may terminate or amend the option plan at any time. However, subject to changes in the law that would permit otherwise, without stockholder approval, the board may not amend the Plan to increase the total number of shares of common stock issuable thereunder, change the class of persons eligible to receive incentive stock options, or expand the class of persons eligible to receive nonstatutory stock options. No amendment may adversely affect an outstanding option without the consent of the optionee, unless the amendment is required to preserve the option's status as an incentive stock option or is necessary to comply with any applicable law.

SUMMARY OF THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary is intended only as a general guide as to the U.S. federal income tax consequences under current law of participation in the option plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

     Incentive stock options. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of in incentive stock option qualifying under section 422 of the Code. Optionees who do not dispose of their shares for two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of shares, Aureal will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise, a "disqualifying disposition", the difference between the fair market value of the shares on the determination date and the option exercise price, not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized, will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by Aureal for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or regulations thereunder.

     The difference between the option exercise price and the fair market value of the shares on the determination date of an incentive stock option is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustment for purpose of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

     Nonstatutory stock options. Options not designated or qualifying as incentive stock options will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The "determination date" is the date on which the option is exercised unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of the date on which the shares are transferable or the date on which the shares are not subject to a substantial risk of forfeiture. If the determination date is after the exercise date, the optionee may elect, pursuant to section 83 (b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service not later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. No tax deduction is available to Aureal with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. Aureal generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provision of the Code or the regulations thereunder.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     Approval of this proposal requires the affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the annual meeting of stockholders, at which a quorum representing a majority of all outstanding shares of common stock of Aureal is present and voting, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not be counted as having been voted on the proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL TO AMEND AUREAL'S 1995 STOCK OPTION PLAN TO INCREASE (A) THE MAXIMUM AGGREGATE NUMBER OF SHARES ISSUABLE THEREUNDER TO 5,000,000 SHARES AND (B) THE ANNUAL EMPLOYEE GRANT LIMIT TO 500,000 SHARES.

                                   PROPOSAL 5

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The board of directors, upon the recommendation of management, has selected Arthur Andersen LLP as independent accountants to audit the financial statements of Aureal for the 1999 fiscal year. Arthur Andersen LLP has acted in such capacity since its appointment effective January 30, 1995 to audit our financial statements for the 1994 fiscal year. Representatives of Arthur Andersen LLP are expected to be present at the annual meeting and will have an opportunity to make a statement, if they desire to do so, and be available to respond to questions raised during the meeting.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     Approval of this proposal requires the affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the annual meeting of stockholders, at which a quorum representing a majority of all outstanding shares of common stock of Aureal is present and voting, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not be counted as having been voted on the proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS AUREAL'S INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 1999.

                             STOCKHOLDER PROPOSALS

     Under the rules of the Securities and Exchange Commission, stockholders who wish to submit proposals for inclusion in the proxy statement for the annual meeting of stockholders to be held in 2000 must submit such proposals so as to be received by Aureal at 4245 Technology Drive, Fremont, California 94538,
Attention: Shareholder Relations, not later than December 22, 1999.

                         TRANSACTION OF OTHER BUSINESS

     At the date of this proxy statement, the only business, which the board of directors intends to present or knows that others will present at the meeting, is as set forth above. If any other matter or matters are properly brought before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                          By order of the board of directors

                                          Brendan O'Flaherty
                                          Secretary

April   , 1999

                            AUREAL SEMICONDUCTOR INC.

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 19, 1999

The undersigned hereby appoints David J. Domeier and Brendan R. O'Flaherty, or either of them, each with full power of substitution, as the proxyholder(s) of the undersigned to represent the undersigned and vote all shares of the common stock and the series B preferred stock of Aureal Semiconductor Inc. which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders of Aureal Semiconductor Inc. on May 19, 1999, and at any adjournments or postponements of such meeting, as follows:

                              FOLD AND DETACH HERE

                                                             Please mark     [X]
                                                             your votes as
                                                             indicated in
                                                             this example


1.To elect                FOR  AGAINST ABSTAIN  2.To approve an               FOR   AGAINST  ABSTAIN
  Kenneth A. Kokinakis                            amendment to the
  to hold office for a    [ ]    [ ]     [ ]      Restated Certificate of     [ ]     [ ]      [ ]
  three-year term and                             Incorporation to change
  until his respective                            our name from Aureal
  successor is elected                            Semiconductor Inc. to
  and qualified or                                Aureal Inc.
  until his earlier
  resignation or
  removal.

3.To approve an           FOR  AGAINST ABSTAIN  4.(a) To approve an           FOR   AGAINST  ABSTAIN
  amendment to the                                amendment to the 1995
  Restated Certificate    [ ]    [ ]     [ ]      Stock Option Plan to        [ ]     [ ]      [ ]
  of Incorporation to                             (a) increase the maximum
  effect a                                        number of shares that
  one-for-fifteen                                 may be issued under the
  reverse stock split.                            plan by 3,333,333 shares
                                                  and (b) the employee
                                                  grant limit from 80,000
                                                  shares to 500,000 shares
                                                  (assuming Proposal 3 is
                                                  approved).

5.To ratify the           FOR  AGAINST ABSTAIN
  appointment of Arthur
  Andersen LLP as our     [ ]    [ ]     [ ]
  independent
  accountants for the
  1999 fiscal year.

The board of directors recommends that you vote FOR the above proposals. This proxy, when properly executed, will be voted in the manner directed above. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ABOVE PROPOSALS. This proxy may be revoked by the undersigned at any time, prior to the time it is voted by any of the means described in the accompanying proxy statement.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.


Signature(s)
_______________________________________________________________Date:
__________________, 1999. Date and sign exactly as name(s) appear(s) on this proxy. If signing for estates, trusts, corporations or other entities, title or capacity should be stated. If shares are held jointly, each holder should sign.

                              FOLD AND DETACH HERE